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                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                        -------------------------------------


                                       FORM 8-K

                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported):January 20, 1998
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                              Merrill Lynch & Co., Inc.
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                  (Exact Name of Registrant as Specified in Charter)



          Delaware                 1-7182              13-2740599
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          (State or Other     (Commission         (I.R.S. Employer
          Jurisdiction of     File Number)        Identification No.)
          Incorporation)


         World Financial Center, North Tower, New York, New York   10281-1332
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        (Address of Principal Executive Offices)                  (Zip Code)


          Registrant's telephone number, including area code: (212) 449-1000
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        ---------------------------------------------------------------------
           (Former Name or Former Address, if Changed Since Last Report.)


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ITEM 5.  OTHER EVENTS

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated January 20, 1998 for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three months and the year ended December 26, 1997. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

For the three months and the year ended December 26, 1997, Merrill Lynch repurchased in the open market 0.1 million and 13.7 million shares of its common stock, respectively.

Merrill Lynch reported on January 20, 1998 fourth quarter net earnings of $466 million, up 5% from last year's fourth quarter. Earnings per common share were $1.37 basic and $1.17 diluted, compared with $1.32 basic and $1.14 diluted in the 1996 fourth quarter and $1.46 basic and $1.25 diluted in the 1997 third quarter. Excluding the effect of two special items that added 18 cents to diluted earnings per share in the fourth quarter of 1996, diluted earnings rose 22%.

Net earnings for 1997 were a record $1.9 billion, up 18% from the $1.6 billion reported in 1996. Earnings per common share were $5.63 basic and $4.83 diluted in 1997, compared with $4.65 basic and $4.11 diluted in 1996. Record revenues were attained in commissions, principal transactions, investment banking, and asset management and portfolio service fees.

Annualized return on average common equity for the 1997 fourth quarter was approximately 23.9%. For the year, ROE was approximately 26.8%, the same as for 1996.

4TH QUARTER REVENUES

Net revenues rose 14% from the 1996 fourth quarter to $3.9 billion. Quarterly revenue records were achieved in investment banking and asset management and portfolio service fees.

Commission revenues were $1.2 billion, up 27% from the 1996 fourth quarter due to increases in global listed securities volume and strong domestic mutual fund activity. Principal transactions revenues, affected by market declines in Asia and other emerging markets, decreased 19% from a year ago to $603 million. Trading revenues were lower in most fixed-income products, with losses incurred in medium term notes and corporate bonds. Revenues also declined in interest rate and currency swaps and in non-U.S. equities. These declines were partially offset by increased revenues in equity derivatives, foreign exchange, and commodities trading.


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Investment banking revenues increased 60% to $825 million, primarily as a result of record underwriting revenue. Fees from equity issuances nearly doubled and were sharply higher in convertibles and defined asset funds. Merrill Lynch's share of lead-managed equity and equity-linked issues worldwide increased to 18.0% in the fourth quarter, compared to 12.7% for the second-ranked firm, according to Securities Data Co., illustrating Merrill Lynch's strong underwriting capabilities in difficult markets. Strategic services fees continued to benefit from strong merger and acquisition activity, attributed in part to consolidation across various industries.

Asset management and portfolio service fees were $751 million, up 25% from the 1996 fourth quarter, as a result of continued growth in assets under management and other fee-based products, such as Merrill Lynch Consults (Registered Trademark), Mutual Fund Advisor (Service Mark), and Asset Power (Registered Trademark).

Other revenues were $202 million, down 28% from last year's fourth quarter that included a $155 million pre-tax gain from the partial sale of a minority interest in Bloomberg L.P. Net interest profit decreased 6% to $257 million.


4TH QUARTER EXPENSES

Non-interest expenses increased 16% from the 1996 fourth quarter to $3.1 billion. The largest expense category, compensation and benefits, was up 18% to $2.0 billion due to higher incentive and production-related compensation and increased headcount. Compensation and benefits expense was 50.7% of net revenues in the 1997 fourth quarter, compared with 49.1% in the corresponding 1996 fourth quarter.

Communications and equipment rental and depreciation and amortization expenses rose 8% in the aggregate to $284 million. Higher business volume and ongoing investments in technology contributed to the increase. Occupancy costs decreased 25% to $122 million as a result of a non-recurring 1996 fourth quarter pre-tax charge of $40 million.

Professional fees increased 29% to $206 million because of higher systems and management consulting costs related to various technology projects and other strategic market studies. Advertising and market development expense was up 2% to $153 million due in part to increased business development and related travel costs. Brokerage, clearing, and exchange fees rose 34% to $138 million as a result of higher global securities trading volume. Other expenses were up 31% to $274 million, with increases in provisions for various business activities and office and postage costs.

The 1997 fourth quarter effective tax rate was 34.3%, compared with 34.1% a year ago.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of December 26, 1997 were approximately $0.4 billion, $7.9 billion, $43.1 billion, $0.6 billion, and $23.63, respectively.

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EFFECT OF MERCURY ACQUISITION

The acquisition of Mercury Asset Management was recorded at year-end 1997. The effect on the statement of earnings was not material. Goodwill of approximately $4.8 billion was recorded and will be amortized over 30 years as a non-cash expense. Going forward, cash earnings and cash return on equity will be the most relevant measures of financial performance because they best illustrate Merrill Lynch's operating performance and ability to support growth.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)  EXHIBITS

              (99) Additional Exhibits

                   (i) Preliminary Unaudited Earnings Summary for the three months and the year ended December 26, 1997.

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                                     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                             MERRILL LYNCH & CO., INC.
                                             -----------------------------
                                                  (Registrant)


                                        By:   /s/ Joseph T. Willett
                                             -----------------------------
                                                  Joseph T. Willett
                                                  Senior Vice President
                                                  Chief Financial Officer

Date:  January 20, 1998


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                                    EXHIBIT INDEX

EXHIBIT NO.              DESCRIPTION                                       PAGE

(99)                     Additional Exhibits

                         (i)  Preliminary Unaudited Earnings
                              Summary for the three months and
                              the year ended December 26, 1997              7-8




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